Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated December 17, 2018, except for the impacts of the amendment to the LLC agreement discussed in Note 2 to the consolidated financial statements as to which the date is May 20, 2019, relating to the financial statements of Tradeweb Markets LLC, which appears in the Registration Statement on Form S-1 (No. 333-234209) of Tradeweb Markets Inc. We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-1 (No. 333-234209) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York

October 17, 2019